EXHIBIT 99


FOR IMMEDIATE RELEASE               Contact:    Dennis E. Nixon
                                                (956) 722-7611 (Laredo)

                                                Katie Brickman Harvey
                                                Taylor West Advertising
                                                (210) 826-8899 (San Antonio)

              INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                               CASH DIVIDEND

LAREDO, TX,.....March 20, 2000......International Bancshares Corporation ("IBC")
today announced that on March 16, 2000, the Board of Directors approved the declaration of a $.60 per share cash dividend, for shareholders of record as of March 31, 2000, payable on April 14, 2000, which represents a 20% increase over the dividend of 50 cents per share paid on October 15, 1999.

"This increased cash dividend was made possible because of the strong performance of IBC," said Dennis E. Nixon, Chairman and CEO of IBC. "It is the inclination of the Board to continue to declare these cash dividends, but any declaration of future cash dividends will depend upon IBC's financial position, acquisition opportunities and general business conditions at the time."

On February 23, 2000, the company reported 1999 earnings. Net income and earnings per share for 1999 were $66.2 million or $4.11 per share-basic ($4.03 per share diluted) compared to $53.7 million or $3.30 per share basic ($3.22 per share-diluted) in the corresponding 1998 period, representing a 23% INCREASE. "This past year's performance reflects the commitment IBC has to superior earnings" he said. Total assets at December 31, 1999 were $5.4 billion compared to $4.9 billion at December 31, 1998, representing a 10% growth.

IBC (NASDAQ: IBOC) is a $5.4 billion multi-bank holding company headquartered in Laredo, Texas, with over 90 facilities and 176 ATM's serving 28 communities including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at http://www.freeeedgar.com.